STOCK PURCHASE AGREEMENT

THIS AGREEMENT (this "Agreement") is made and entered into as of January 25 , 2005, by and among IFT CORPORATION, a Delaware corporation (the "Purchaser"), LAPOLLA INDUSTRIES, INC., an Arizona corporation (the "Company"), and BILLI JO HAGAN, AS TRUSTEE OF THE BILLI JO HAGAN TRUST, DATED OCTOBER 6, 2003 (the "Shareholder").

RECITALS

A.   The Shareholder owns all of the outstanding capital stock (the "Shares") of the Company.

B.   This Agreement contemplates a transaction in which the Purchaser will purchase from the Shareholder, and the Shareholder will sell to the Purchaser, all of the outstanding capital stock of the Company in return for cash and shares of the Purchaser.

NOW, THEREFORE, the parties agree as follows:

1.   Sale and Purchase of the Shares.

1.1.   Transfer of the Shares.  The Shareholder agrees to sell the Shares to the Purchaser, free and clear of all security interests, pledges, liens, mortgages, title restrictions, charges and other encumbrances of any kind (collectively, "Liens"). The Purchaser agrees to purchase and accept the Shares from the Shareholder.

1.2.   Consideration for the Shares.  The consideration for the Shares (the "Purchase Price") shall be Two Million and No/Dollars ($2,000,000.00), plus shares of the Purchaser, payable by Purchaser as follows:

(a)   Deposit. Immediately upon the execution of this Agreement, Purchaser shall pay to the Shareholder Two Hundred Thousand and No/100 Dollars ($200,000.00) in cash, by cashier's check or by other immediately available funds (the "Deposit"), which shall be deposited in the client trust account of Bade & Baskin PLC and held, administered and distributed in accordance with this Agreement.

(b)   Cash at Closing. On or before the Closing Date, Purchaser shall deliver to the Shareholder, One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00) by wire transfer of immediately available funds to such account or accounts in the United States as the Shareholder shall designate in writing at least three business days prior to the Closing, receipt of which shall be confirmed in writing by the Shareholder at the Closing. Upon the Closing, the Deposit shall also be released to the Shareholder.

(c)   IFT Shares. On or before the Closing Date, Purchaser shall issue thirty-four (34) shares of IFT Corporation restricted common stock to the Shareholder.

(d)   Closing Statement. On the Closing Date, the Shareholder will deliver to the Purchaser a written statement (the "Closing Statement") setting forth the following: (i) Base Balance Sheet Receivables, (ii) Base Balance Sheet Payables, (iii) Base Balance Sheet Receivables/Payables Difference, (iv) Closing Date Receivables, (v) Closing Date Payables, (vi) Closing Date Receivables/Payable Difference, and (vii) Receivables/Payables Adjustment. If the Receivables/Payables Adjustment is a negative number, then any such sum shall be due and owing to Purchaser as a downward adjustment to the Purchase Price. If the Receivables/Payables Adjustment is a positive number, then such number shall serve as a deductible for any indemnification claims payable by the Shareholder in accordance with Section 10.5.

The following defined terms used in Section 1.2(d) have the meanings set forth below:

"Base Balance Sheet Payables" means all current accounts payable of the Company contained on the balance sheet as of October 31, 2004.

"Base Balance Sheet Receivables" means all accounts receivable of the Company contained on the balance sheet as of October 31, 2004.

"Base Balance Sheet Receivables/Payables Difference" means the difference obtained by subtracting the Base Balance Sheet Payables from the Base Balance Sheet Receivables.

"Closing Date Payables" means all current accounts payable of the Company contained on the trial balance sheet as of the Closing Date.

"Closing Date Receivables" means all accounts receivable of the Company contained on the trial balance sheet as of the Closing Date.

"Closing Date Receivables/Payables Difference" means the difference obtained by subtracting the Closing Date Payables from the Closing Date Receivables.

"Receivables/Payables Adjustment" means the difference obtained by subtracting the Base Balance Sheet Receivables/Payables Difference from the Closing Date Receivables/Payables Difference.

1.3.   Further Assurances.  The Shareholder agrees to execute and deliver from time to time after the Closing, at the request of the Purchaser, and without further consideration, such additional instruments of conveyance and transfer, and to take such other action as the Purchaser may reasonably require more effectively to convey, assign, transfer and deliver the Shares to the Purchaser and carry out the other transactions contemplated hereunder.

2.   The Closing.

2.1.   Time and Place.  The closing of the transactions contemplated under this Agreement (the "Closing") shall occur at the offices of Bade & Baskin, PLC, at 10:00 a.m. on February 18, 2005, or at such other date, time or place as may be mutually agreed upon by the parties, but in no event later than February 28, 2005 (the "Outside Closing Date"), subject to Section 11.2. The date and time of the Closing is herein called the "Closing Date" and shall be deemed to have occurred as of the commencement of business on the Closing Date. At the Closing, the Shareholder shall deliver all certificates representing the Shares, duly endorsed or accompanied by duly executed stock powers, against payment by the Purchaser of the Purchase Price therefor. All action to be taken at the Closing as hereinafter set forth, and all documents and instruments executed and delivered, and all payments made with respect thereto, shall be considered to have been taken, delivered or made simultaneously, and no such action or delivery or payment shall be considered as complete until all action incident to the Closing has been completed.

2.2.   Related Transactions.  In addition to the purchase and sale of the Shares, the following transactions shall take place at or prior to the Closing:

(a)   The Shareholder or the Shareholder's nominee ("Landlord") and the Company shall each execute and deliver to each other a Lease Agreement (the "Lease") to be dated as of the Closing Date in substantially the form of Exhibit A hereto; and

(b)   The Company will transfer to the Shareholder the assets set forth on Schedule 2.2(b) attached hereto (the "Retained Assets") and the Shareholder shall satisfy or assume the related obligations.

(c)   All notes payable to officers and shareholders shall be satisfied or cancelled by the Company or the Shareholder on or prior to the Closing Date.

3.   Representations and Warranties of the Shareholder.  The Shareholder represents and warrants to the Purchaser that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

3.1.   Title to the Shares.  The Shareholder has good and marketable title to the Shares, free and clear of any and all Liens, and the Shareholder has the absolute and unrestricted right, power, authority and capacity to sell the Shares to the Purchaser as provided in this Agreement. Upon delivery of the Shares to the Purchaser, against payment therefor as provided in Section 1.2, the Purchaser will receive from the Shareholder good and marketable title thereto, free and clear of any and all Liens.

3.2.   Organization and Existence.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and has all requisite corporate power to enter into and perform its obligations under this Agreement and to carry on its business as now conducted.

3.3.   Capitalization.  The authorized capital stock of the Company consists of 100,000 shares of Common Stock, of which 9,156 shares are validly issued and outstanding and owned by the Shareholder, fully paid and nonassessable and not issued in violation of the preemptive rights of any person. The Company does not have any outstanding subscriptions, options, warrants, or other agreements or commitments obligating it to issue any shares of its capital stock. From the date hereof through the Closing Date, the Shareholder will not, and will not cause or permit the Company to, issue or enter into any subscriptions, options, agreements or other commitments in respect of the issuance, transfer, sale or encumbrance of any shares of capital stock of the Company.

3.4.   Subsidiaries.  The Company has no subsidiaries or any investment or ownership interest in any corporation, joint venture or other business enterprise.

3.5.   Financial Information.  The Shareholder has delivered to the Purchaser (i) the unaudited balance sheet of the Company as at October 31, 2004 (the "Base Balance Sheet"), and the related unaudited income statement of the Company for the twelve-month period then ended, and (ii) the unaudited income statements of the Company as at October 31, 2003 and October 31, 2002 for the respective twelve-month periods of operations then ended. The Shareholder will use its best efforts and due diligence to deliver to the Purchaser (a) an audited balance sheet of the Company as at October 31, 2004 (the "Audited Balance Sheet") and the related statement of income and retained earnings and cash flows for the fiscal year then ended, together with the report thereon of an independent certified public accountant, and (b) an unaudited balance sheet of the Company as at January 31, 2005 and the related unaudited statement of income, changes in stockholders' equity, and cash flow for the three months then ended (the "Interim Financial Statements"). All such financial statements will be true and correct, will be prepared in accordance with the books and records of the Company, and will present fairly the financial positions of the Company at the dates indicated and the results of its operations for the periods then ended.

3.6.   Absence of Certain Changes or Events.  The Company has since the date of the Base Balance Sheet, conducted its business and affairs only in the ordinary and usual course consistent with past practice. Other than matters of general knowledge in the public domain, the Shareholder is not aware of any event, fact or condition that has occurred or could reasonably be expected to occur that has resulted in, or is reasonably likely to result, in a material adverse change in the Company, the Company's assets, or the Company's operating results.

3.7.   Contracts.  The Company is not a party to, nor are the Company or its assets bound by:

(a)   any Contract that will continue after the Closing Date relating to the borrowing of money or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business);

(b)   any Contract limiting the freedom of the Company, or the Purchaser or any affiliate of the Purchaser following the Closing, to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or to compete with any Person or to engage in any business or activity in any geographic area;

(c)   any purchase Contract or series of related purchase Contracts which is in excess of the normal, ordinary and usual requirements of the Business, or at any excessive price;

(d)   any non-competition Contract or other Contract that contains any severance or termination pay liabilities or obligations;

(e)   any collective bargaining or union Contract; or

(f)   any partnership or joint venture Contract.

3.8.   Litigation.  There is not currently, and to the best knowledge of the Shareholder there has not been since the date of the Base Balance Sheet, any claim, action, suit, proceeding, inquiry or investigation (a "Claim") pending or, to the best knowledge of the Shareholder, threatened, by or against the Company or any affiliate, director, officer, or key employee of Company, or with respect to the transactions contemplated hereby, at law or in equity or before or by any Governmental Authority or arbitrator, which has had or could have a material adverse affect on the Company or the Company's assets, and, to the best knowledge of the Shareholder, there is no valid basis for any such Claim. The Company is not subject to any Governmental Requirements or, to the best knowledge of the Shareholder, any proposed Governmental Requirements, which has had or could have a material adverse affect on the Company or the Company's assets or on the Company's ability to acquire any property or conduct its business in any area.

3.9.   Assets.  The Company is the sole owner of the assets which it purports to own, and has good and marketable title to such assets, free and clear of any Liens. The Company's assets are in good operating condition and repair, subject to ordinary wear and tear, and are sufficient to conduct the business as it is currently conducted by the Company. No Claim is pending or, to the best knowledge of the Shareholder, threatened, which has affected or could affect the use of the Company's assets by the Purchaser. Neither the whole nor any portion of the Company's assets is subject to any governmental decree or order of which the Shareholder or the Company have received notice, or is being condemned, expropriated or otherwise taken by any domestic or foreign public authority with or without payment of compensation therefor, nor to the best knowledge of the Shareholder has any such condemnation, expropriation or taking been proposed.

3.10.   Environmental Matters.  The Company and the Company's assets are and have been operated and maintained in compliance with all Governmental Requirements relating to environmental protection ("Environmental Laws"); no event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute a non-compliance with or violation of any Environmental Law. There are no Claims pending or, to the best knowledge of the Shareholder, threatened against the Company (i) alleging non-compliance with any Environmental Law or permit required to be obtained pursuant to the Environmental Laws or any condition thereof or any governmental directive issued under the Environmental Laws; (ii) demanding damages based upon alleged personal injury, property damage or natural resources damage arising from a disposal, discharge or release of solid wastes, pollutants or hazardous substances or exposure thereto; or (iii) demanding removal of or remedial or corrective action with respect to solid or hazardous wastes, pollutants or hazardous substances. All references in this Section 3.10 to the Company include all predecessors thereto and all persons or entities the liabilities of which the Company may have succeeded to contractually or pursuant to or under any Governmental Requirements.

3.11.   Compliance with Laws.  To the best of the Shareholder's knowledge, the Company is in compliance with, and the Company has conducted and is conducting the Business and using its assets in compliance with, all Governmental Requirements, and neither the Shareholder nor the Company have received any notice that the Company is in breach of any thereof. The Company has not entered into any Contract with, had any disputes with, and to the best knowledge of the Shareholder, has not been subject to any investigation by any Governmental Authority, or any investigation by any other Person.

3.13.   Brokers and Finders.  Neither the Shareholder, the Company nor any of its officers, directors, employees or affiliates have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except where such employment or incurrence will not result in any obligation to the Purchaser.

3.14.   Tax Matters.

(a)   All returns (including, without limitation, income, franchise, sales and use, unemployment compensation, excise, severance, property, gross receipts, profits, payroll and withholding tax returns and information returns) and reports (all such returns and reports are herein referred to collectively as "Tax Returns" or singularly as a "Tax Return") of or relating to any United States, state or local tax, assessment, levy, impost, duty, withholding or other similar governmental charge (all, together with any penalties, additions to tax, fines, interest and similar charges thereon or related thereto, herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed on or before the date hereof for, by or on behalf of or with respect to the Company or the Company's assets have been timely filed with the appropriate Governmental Authority. All Taxes required to be paid by the Company on or before the date hereof have been paid in full.

(b)   All Tax Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein, and reflect all liabilities for Taxes for the periods covered by such Tax Returns. Neither the Internal Revenue Service, nor any other taxing authority is now asserting against the Company, with respect to any Tax, any adjustment, deficiency or claim for additional Taxes, nor are there or have there been any such discussions with or without notice from any such taxing authorities with respect thereto nor, to the best knowledge of the Shareholder, is there any basis therefor. There are no outstanding waivers extending the statutory period of limitation applicable to any assessment or audit or any Tax or Tax Return of the Company.

(c)   The Shareholder will make available to the Purchaser all corporate Tax Returns filed by the Company for the three most recent fiscal years.

3.15.   Customers and Suppliers.  Schedule 3.15 sets forth a complete and correct list of the Company's sales to date and the Company's current customers. There has not been any adverse change and there are no facts known to the Shareholder which may reasonably be expected to indicate that any adverse change may occur in the business relationship with any customer or supplier, and the Company is not engaged in any dispute with any of its customers or suppliers.

3.16.   Accounts Receivable.     Schedule 3.16 sets forth a complete and correct list of the Company's Receivables, including an aging thereof, as of the execution of this Agreement. All Receivables will be valid and legally enforceable obligations of the account parties and are not subject to any claim of offset or deduction against the Company. All such Receivables arose in the ordinary course of business for goods or services delivered or rendered in bona fide arms' length transactions.

3.17.   Accounts Payable.   Schedule 3.17 sets forth a complete and current list of the Company's accounts payable, including an aging thereof, as of the execution of this Agreement. All such payables arose in the ordinary course of business for goods or services delivered or rendered in bona fide arms' length transactions.

3.18.   Inventory.    Schedule 3.18 sets forth a complete and current list of the Company's inventory, as of the execution of this Agreement. The inventories on such schedule and all inventories of the Company on the Closing Date (the "Closing Date Inventories") will be, saleable or usable in the ordinary course of business of the Company at usual and customary prices, subject to normal returns and markdowns consistent with past practice.

3.19.   Warranties.   To the best of the Shareholder's knowledge, Schedule 3.19 sets forth a complete and current list of all product warranties issued by the Company as of the execution of this Agreement. All such warranties arose in the ordinary course of business for goods or services delivered or rendered in bona fide arms' length transactions.

3.20.   Improper Payments.   Neither the Shareholder(s), nor any director, officer, agent, employee or other person acting on behalf of the Company, have made or received any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other Person, in an attempt to influence any such person to take or to refrain from taking any action relating to the Business.

3.21.   Disclosure.   No representation or warranty by the Shareholder in this Agreement and no statement contained in the Schedules or any certificates delivered in connection herewith contains or will contain any untrue statement of material fact, or omit to state a material fact necessary to make the statements contained herein and therein not misleading. There is no fact which materially and adversely affects the Company or the Company's assets which has not been disclosed in this Agreement or the Schedules hereto. All copies of Contracts and other documents made available to the Purchaser or any of its representatives pursuant hereto are true and complete.

4.   Representations and Warranties of the Purchaser.   The Purchaser represents and warrants to and agrees with the Company and the Shareholder that:

4.1.   Organization of Purchaser.   The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

4.2.   Authority.   The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by the board of directors of the Purchaser, and no other corporate act or proceeding on the part of the Purchaser is necessary to approve the execution and delivery of this Agreement, the performance of the Purchaser's obligations hereunder or the consummation of the transactions contemplated hereby.

4.3.   Execution and Binding Effect.  This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

4.4.   No Violation; Consents and Approvals.   Neither the execution and delivery of this Agreement by the Purchaser, the performance of the Purchaser's obligations hereunder, and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with, violate or result in any breach of or constitute a default under any term or provision of the Purchaser's Certificate of Incorporation or Bylaws, (b) conflict with, violate or result in any breach of, or constitute a default (or an event or circumstance that with notice or lapse of time, or both, would result in a default) under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser may be bound, or violate any Governmental Requirements; or (c) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person, except for the Purchaser's obligations to report to the American Stock Exchange or Securities and Exchange Commission.

4.5.   Litigation.   There are no Claims pending or, to the best knowledge of the Purchaser, threatened by or against the Purchaser with respect to the transactions contemplated hereby, at law or in equity or before or by any Governmental Authority.

4.6.   Brokers and Finders.   Neither the Purchaser nor any of its shareholders, officers, directors, employees or affiliates have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except where such employment or incurrence will not result in any obligation to the Shareholder(s).

5.   Covenants of the Company and the Shareholder Pending the Closing.   The Company and the Shareholder jointly and severally covenant and agree with the Purchaser that:

5.1.   Conduct of Business.  From the date of this Agreement to the Closing Date, the business of the Company will be operated only in the ordinary course, and, in particular, without the prior written consent of the Purchaser, the Company will not, and the Shareholder will not cause or allow the Company to, do any of the following:

(a)   cancel or permit any insurance to lapse or terminate, unless renewed or replaced by like coverage;

(b)   amend or otherwise modify the Articles of Incorporation or Bylaws of the Company;

(c)   enter into any contract, agreement or other commitment of the type described in Section 3.7;

(d)   hire, fire, reassign or make any other change in key personnel of the Company, or increase the rate of compensation of any employee; or

(e)   take any other action which would cause any of the representations and warranties made in Section 3 hereof not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if the same had been made on and as of the Closing Date.

5.2.   Access to Information.  Prior to Closing, the Company and the Shareholder will give to the Purchaser and its counsel, accountants and other representatives, full and free access to all of the properties, books, contracts, commitments and records of the Company so that the Purchaser may have full opportunity to make such investigation as it shall desire to make of the affairs of the Company.

5.3.   Consents and Approvals.  The Company and the Shareholder will use their best efforts to obtain the necessary consents and approvals of other persons that may be required to be obtained on their part to consummate the transactions contemplated by this Agreement.

5.4.   Financial Statements.  At least three (3) days prior to the Closing, the Company shall deliver to the Purchaser the Audited Balance Sheet and the Interim Financial Statements.

5.5.   No Shop.  For so long as this Agreement remains in effect, neither the Company nor the Shareholder shall enter into any agreements or commitments, or initiate, solicit or encourage any offers, proposals or expressions of interest, or otherwise hold any discussions with any potential purchasers, investment bankers or finders, with respect to the possible sale or other disposition of all or any substantial portion of the assets and business of the Company, or any other sale of the Company (whether by merger, consolidation, sale of stock or otherwise), other than with the Purchaser. If the Shareholder receives from any third party any inquiry regarding such a transaction, she will promptly notify the Purchaser.

6.   Covenants of the Purchaser Pending Closing.  The Purchaser covenants with the Company and the Shareholder that:

6.1.   Consents and Approvals.  The Purchaser will use its best efforts to obtain the necessary consents and approvals of other persons that may be required to be obtained on its part to consummate the transactions contemplated in this Agreement.

6.2.   Confidentiality.  Prior to the Closing, the Purchaser and its representatives will hold in confidence any data and information obtained with respect to the Company from any representative, officer, director or employee of the Company, including its accountants or legal counsel, or from any books or records of any of them, in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated, neither the Purchaser nor its representatives shall use such data or information or disclose the same to others, except as such data or information is published or is a matter of public knowledge or is required by an applicable law or regulation to be disclosed. If this Agreement is terminated for any reason, the Purchaser shall return to the Company all written data and information obtained by the Purchaser from the Company or its representatives in connection with the transactions contemplated by this Agreement, and the Purchaser shall not retain any photocopies of such information.

6.3.   Audit of Financial Statements.  Upon the commencement of the engagement, the Purchaser shall pay the independent certified public accountant's professional fees for the Audited Balance Sheet and the Interim Financial Statements of the Company.

7.   Conditions to Obligations of the Purchaser.  The obligations of the Purchaser under this Agreement shall be subject to the following conditions, any of which may be expressly waived by the Purchaser in writing:

7.1.   Representations and Warranties True; Covenants Performed.  The Purchaser shall not have discovered any material error, misstatement or omission in the representations and warranties made by the Shareholder in Section 3 hereof; the representations and warranties made by the Shareholder herein shall be deemed to have been made again at and as of the time of Closing and shall then be true and correct, and the Company and the Shareholder shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

7.2.   Consents and Approvals.  The Company and the Shareholder shall have obtained all consents and approvals of other persons and governmental authorities as shall be required on their part with regard to the transactions contemplated by this Agreement.

7.3.   Resignations and Releases.  The Purchaser shall have received such resignations of the officers and directors of the Company as shall have been requested by the Purchaser.

7.4.   Pre-Acquisition Review.  The Purchaser and its representatives shall have completed a pre-acquisition review of the financial information (including the Audited Balance Sheet and the Interim Financial Statements), books and records, and properties and assets of the Company and shall have discovered no change in the business, assets, operations, financial condition or prospects of the Company and the Business which could, in the sole determination of the Purchaser, have an adverse effect on the value to the Purchaser of the business, assets, financial condition or prospects being acquired hereunder.

7.5.   Related Transactions.  The Landlord shall have executed and delivered to the Purchaser the Lease.

8.   Conditions to Obligations of the Company and the Shareholder.  The obligations of the Company and the Shareholder under this Agreement shall be subject to the following conditions, any of which may be expressly waived by the Company in writing:

8.1.   Representations and Warranties True; Covenants Performed.  Neither the Company nor the Shareholder shall have discovered any material error, misstatement or omission in the representations and warranties made by the Purchaser in Section 4 hereof; the representations and warranties made by the Purchaser herein shall be deemed to have been made again at and as of the time of Closing and shall then be true and correct; and the Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

8.2.   Consents and Approvals.  The Purchaser shall have obtained all consents and approvals of other persons and governmental authorities as shall be required on its part with regard to the transactions contemplated by this Agreement.

8.3.   Related Transactions.  The Purchaser shall have executed and delivered to the Landlord the Lease.

9.   Nature and Survival of Representations and Warranties.

9.1.   Nature of Statements.  All statements contained in this Agreement or any Schedule or Exhibit hereto shall be deemed representations and warranties of the party executing or delivering the same.

9.2.   Survival of Representations and Warranties.  Regardless of any investigation made at any time by or on behalf of any party hereto, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or any Schedule or Exhibit hereto or in connection with the transactions contemplated hereby and thereby shall not terminate but shall survive the Closing and continue in effect thereafter.

10.   Indemnification.

10.1.   Indemnification by the Shareholder.  The Shareholder agrees to indemnify and hold harmless the Purchaser and (following the Closing) the Company for, from and against any and all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a "Loss" and all such items being herein collectively called "Losses") which are caused by or arise out of (i) any breach or default in the performance by the Company or the Shareholder of any covenant or agreement of the Company or the Shareholder contained in this Agreement, (ii) any breach of warranty or inaccurate or erroneous representation made by any Shareholder herein, in any Schedule delivered to the Purchaser pursuant hereto or in any certificate or other instrument delivered by or on behalf of either Shareholder pursuant hereto, and (iii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing.

10.2.   Indemnification by the Purchaser.  The Purchaser agrees to indemnify and hold harmless the Shareholder and her heirs, successors and assigns for, from and against any Losses which are caused by or arise out of (i) any breach or default in the performance by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement, (ii) any breach of warranty or inaccurate or erroneous representation made by the Purchaser herein or in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto, and (iii) any and all actions suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing.

10.3.   Third Party Claims.  If any third person asserts a claim against a party entitled to indemnification hereunder ("indemnified party") that, if successful, might result in a claim for indemnification against another party hereunder ("indemnifying party"), the indemnifying party shall be given prompt written notice thereof and shall have the right (i) to participate in the defense thereof and be represented, at his, her or its own expense, by advisory counsel selected by him, her or it, and (ii) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith. Notwithstanding the foregoing, if within ten business days after delivery of the indemnified party's notice described above, the indemnifying party indicates in writing to the indemnified party that, as between such parties, such claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of such claim, provided that the indemnified party shall have the right (i) to participate in the defense thereof and be represented, at his, her or its own expense, by advisory counsel selected by him, her or it, and (ii) to approve any settlement if the indemnified party's interests are, or would be, affected thereby.

10.4.   Time Limitations.  If the Closing occurs, the Shareholder will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date unless, on or before the one year anniversary of the Closing Date, Purchaser notifies the Shareholder of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser. If the Closing occurs, the Purchaser will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the one year anniversary of the Closing Date, the Shareholder notifies the Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Shareholder.

10.5.   Limitations on Amount-Shareholder.  The Shareholder will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 10.1 or 10.3 until the total of all Damages with respect to such matters exceeds the greater of (a) $50,000 or (b) the Receivables/Payable Adjustment, and then only for the amount by which such Damages exceeds such amount. Notwithstanding the foregoing, the liability of the Shareholder under Sections 10.1 or 10.3 shall not exceed one-quarter (1/4) of the Purchase Price.

10.6.   Limitations on Amount-Purchaser.  The Purchaser will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2 until the total of all Damages with respect to such matters exceeds $50,000, and then only for the amount by which such Damages exceed $50,000. Notwithstanding the foregoing, the liability of the Purchaser under Section 10.2 shall not exceed one-quarter (1/4) of the Purchase Price.

10.7   Exclusive Remedy.  The remedies provided in this Section 10 shall be exclusive of any other remedies that may be available to the Purchaser or the Shareholder.

11.   Termination.

11.1.   Best Efforts to Satisfy Conditions.  The Company and the Shareholder agree to use their best efforts to bring about the satisfaction of the conditions specified in Section 7 hereof; and the Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions specified in Section 8 hereof.

11.2.   Termination.  This Agreement may be terminated prior to Closing by:

(a)   the mutual written consent of the Shareholder and the Purchaser;

(b)   the Purchaser if a material default shall be made by the Company or the Shareholder in the observance or in the due and timely performance by any of their covenants herein contained, or if there shall have been a material breach or misrepresentation by the Shareholder of any warranties and representations made by her herein contained, or if the conditions of this Agreement to be complied with or performed by the Shareholder at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been expressly waived by the Purchaser in writing;

(c)   the Shareholder if a material default shall be made by the Purchaser in the observance or in the due and timely performance by the Purchaser of any of the covenants of the Purchaser herein contained, or if there shall have been a material breach or misrepresentation by the Purchaser of any of its warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been expressly waived by the Shareholder in writing;

(d)   the Purchaser if, after review of the Financial Statements or Interim Financial Statements, the Purchaser elects not to proceed with the Closing; or

(e)   either the Shareholder or the Purchaser, if the Closing has not occurred by February 28, 2005; provided, however, if the Closing does not occur solely due to delays in obtaining and providing the Audited Balance Sheet and the Interim Financial Statements and such delays are not attributable to the Purchaser, then the Outside Closing Date shall automatically be extended for an additional thirty (30) days. Any additional extensions of the Outside Closing Date shall require the written consent of each party.

11.3.   Liability Upon Termination. If this Agreement is terminated under paragraph (a) of Section 11.2, then no party shall have any liability to any other party hereunder, and the Deposit shall be returned to the Purchaser. If this Agreement is terminated under paragraph (b) of Section 11.2, then (i) the party so terminating this Agreement shall not have any liability to any other party hereto, provided the terminating party has not breached any representation or warranty or failed to comply with any of its covenants in this Agreement, (ii) such termination shall not prejudice the rights and remedies of the terminating party against any other party which has breached any of its representations, warranties or covenants herein prior to such termination, and (iii) the Deposit shall be returned to the Purchaser. If this agreement is terminated by the Purchaser under paragraphs (c), (d) or (e) of Section 11.2, the Shareholder shall retain $25,000 of the Deposit as liquidated damages and the remainder of the Deposit shall be returned to the Purchaser. The parties have agreed that the Shareholder's actual damages, in the event of such default by Purchaser, would be extremely difficult or impracticable to determine. Therefore, the parties acknowledge that the portion of the Deposit to be retained has been agreed upon, after negotiation, as the parties' reasonable estimate of the Shareholder's damages and as the Shareholder's exclusive remedy against Purchaser, at law or in equity, in the event of a default by Purchaser to perform its obligation to consummate the sale in accordance with the provisions hereof.

12.   Defined Terms. The following capitalized terms, when used in this Agreement, shall have the meanings ascribed thereto as set forth below:

"Affiliate" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person.

"Closing" shall have the meaning ascribed thereto in Section 2.1 of this Agreement.

"Governmental Authority" means any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government.

"Governmental Requirement" means at any time (i) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization, or other requirement of any Governmental Authority in effect, and as then may be interpreted by applicable Governmental Authorities, at that time, or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

"Liens" has the meaning ascribed thereto in Section 1.1 of this Agreement.

"Loss" has the meaning ascribed thereto in Section 10.1 of this Agreement.

"Person" means any natural person, entity, estate, trust, union or employee organization or Governmental Authority.

"Purchase Price" has the meaning ascribed thereto in Section 1.2 of this Agreement.

"Retained Assets" has the meaning ascribed thereto in Section 2.2 of this Agreement.

"Taxes" means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value-added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies, or other governmental charges or assessments of any nature whatever imposed by any Governmental Requirement, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

13.   Miscellaneous.

13.1.   Expenses.  Regardless of whether the Closing occurs, the parties shall each pay their own expenses in connection with the negotiation, preparation and carrying out of this Agreement and the consummation of the transactions contemplated herein.

13.2.   Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given on the date personally delivered, three business days following the date mailed, first class, registered or certified mail, postage prepaid, or when sent by telex or telecopy and receipt is confirmed, as follows:

(a)	if to the Shareholder, to:
Able Air Conditioning & Heating Corp.
Billi Jo Hagan
2301 East Mallard Court
Gilbert, Arizona 85234
Facsimile: (480) 836-9541

with a copy to:

Thomas W. Bade
Bade & Baskin PLC
80 East Rio Salado Parkway, Suite 515
Tempe, Arizona 85281
Facsimile: (480) 968-6255

(b)	if to the Company (prior to Closing) to:

Billi Jo Hagan
LaPolla Industries, Inc.
1801 West 4th Street
Tempe, Arizona 85281
Facsimile: (480) 966-6477

(c)	if to the Purchaser, or (after the Closing), to the Company, to:

IFT Corporation
Attention: Legal Department
Quorum Business Center
718 South Military Trail
Deerfield Beach, FL 33442
Facsimile: (954) 977-9589

or to such other address as shall be given in writing by any party to the other parties hereto.

13.3.    Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Except with respect to a permitted assignment described in the foregoing sentence, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

13.4   Successors Bound.  Subject to the provisions of Section 13.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

13.5.   Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.6.   Amendment.  This Agreement may be amended only by an instrument in writing executed by both parties hereto.

13.7.   Entire Agreement.  This Agreement and the Exhibits, Schedules, certificates and other documents referred to herein constitute the entire agreement of the parties hereto, and supersede all prior understandings with respect to the subject matter hereof and thereof.

13.8.   Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Arizona. This Agreement shall be subject to the exclusive jurisdiction of the state courts of the State of Arizona, and all parties hereby irrevocably submit to the jurisdiction of such courts with respect to any claim arising out of or in connection with this Agreement.

13.9.   Construction.  As the context requires or permits: pronouns used herein shall include the masculine, the feminine and neuter; terms used in plural shall include the singular, and singular terms shall include the plural; "hereof", "herein", "hereunder" and "hereto" shall refer to this Agreement; and section and paragraph references, when not expressly referring to another agreement or document, shall mean sections or paragraphs in this Agreement.

13.10.   Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.11.   Counterparts; Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Furthermore, it is agreed that this Agreement may be executed by circulating the Agreement by facsimile machine for signatures and that facsimile signatures shall be binding on all parties. It is further agreed that if facsimile signatures are used, then upon execution of this Agreement, originals will be circulated for the purpose of obtaining original signatures and each party to this Agreement agrees to execute this Agreement and return a fully executed original to the other party. Until such time as the originals are fully executed by the parties, or in the event such does not occur, the fully executed facsimile agreement shall remain the binding agreement.

13.12.   Nonsolicitation.  The Shareholder agrees that for a period of five (5) years commencing on the Closing Date (the "Restricted Period"), the Shareholder shall not, without the prior written consent of Purchaser, directly or indirectly, (i) induce or attempt to induce any employee of Purchaser or any Purchaser Affiliate to leave the employ of Purchaser or such Purchaser Affiliate; or (ii) induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of Purchaser or any Purchaser Affiliate to cease doing business with Purchaser or such Purchaser Affiliate. The parties hereto agree that money damages would be an inadequate remedy for any breach of any of the provisions of this Section 13.12 of this Agreement. If the Shareholder breaches or threatens to breach any provision of this Section 13.12, Purchaser or its successors or assigns may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of such sections. The parties hereto agree that the covenants set forth herein are reasonable and valid in temporal, topical and geographical scope and in all other respects. Notwithstanding the foregoing, if at any time a court holds that the restrictions stated in this Agreement are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Whenever possible, each provision of this Section 13.12 will be interpreted in such manner as to be effective and valid under applicable law, but if any such provision is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Section 13.12 but this section will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

13.13.   Arbitration.

(a)   Jurisdiction.  The Parties acknowledge and agree that all claims, disputes and other matters in question hereunder shall be subject to arbitration as set forth below.

(b)   Request.  Either party may serve the other with a written request for arbitration which shall also specify the name and address of one person designated to act as arbitrator on behalf of that party. Within fifteen (15) days after the service of such request, the other party shall give to the first party written notice specifying the name and address of the person designated to act as arbitrator on its behalf. If the other party fails to so notify the first party within the time above specified, then the appointment of the second arbitrator shall be made by the American Arbitration Association ("AAA") pursuant to the AAA's Commercial Arbitration Rules (the "Rules") then in effect. The arbitrators chosen shall meet within ten (10) days after the second arbitrator is appointed and shall appoint a third arbitrator who shall be a competent, impartial person, and in the event of their being unable to agree upon such appointment within ten (10) days after the time aforesaid, the said arbitrator shall be selected by the Purchaser and the Shareholder themselves if they can agree thereon within a further period of fifteen (15) days. If the Purchaser and the Shareholder do not so agree, then either may request the AAA to appoint such third arbitrator. The person appointed shall be the third arbitrator. Each of the arbitrators chosen or appointed pursuant to this Article must be recognized in the Phoenix metropolitan area as having competence in the field of mergers and acquisitions.

(c)   Rules.  Said arbitration shall be conducted in Phoenix, Arizona in accordance with the Rules then in effect for the AAA or any organization successor thereto.

(d)   Decision.  The arbitrators shall render their decision upon the concurrence of at least two arbitrators within thirty (30) days after the appointment of the third arbitrator. Their decision shall be in writing and counterpart copies shall be delivered to each of the Purchaser and the Shareholder. A decision of the arbitrators may be appealed directly to the Superior Court of Maricopa County within thirty (30) days of the date of the decision. Such appeal shall be de novo as to any issues of law. Unless so appealed, such decision shall in all cases be final, binding and conclusive upon the parties and judgment upon the decision may be entered by any court having jurisdiction thereof.

(e)   Fees.  Unless otherwise required by the decision of the arbitrators, each of the Purchaser and the Shareholder shall pay the fees and expenses of the original arbitrator appointed by such party or in whose stead, as above provided, such arbitrator was appointed, and the fees and expenses of the third arbitrator, if any, shall be borne equally by the parties. Each party shall bear the expense of its own counsel, experts and preparation and presentation of proof.

[next page is signature page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

THE PURCHASER:

IFT CORPORATION, a Delaware corporation

By:	/s/ Michael T. Adams, President
Name:	Michael T. Adams
Title:	President

THE COMPANY:

LAPOLLA INDUSTIRES, INC.,
an Arizona corporation

By:	/s/ Billi Jo Hagan
Name:	Billi Jo Hagan
Title:	President

THE SHAREHOLDER:

BILLI JO HAGAN TRUST,
DATED OCTOBER 6, 2003

By:	/s/ Billi Jo Hagan
Name:	Billi Jo Hagan
Title:	Trustee

EXHIBIT A
Form of Lease

(Excluded for Immateriality)

(Original Signed Lease Attached to Exhibit 10.2 of the Form 8-K dated February 11, 2005 hereof)

Schedule 2.2(b)
Retained Assets

(1)	2005 Volvo
(2)	The land and improvements commonly known as 1801 West 4th Street, Tempe, Arizona 82581

Schedule 3.15
List of Sales

LaPolla Industries Inc.
Sales by Customer Summary
November through December 2004

(The information in this Schedule 3.15 has been omitted pursuant to a request for Confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A copy of this Schedule intact has been filed separately with the Securities and Exchange Commission.)

Schedule 3.16
Accounts Receivable

LaPolla Industries, Inc.
A/R Aging Summary
As of January 24, 2005

(The information in this Schedule 3.16 has been omitted pursuant to a request for Confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A copy of this Schedule intact has been filed separately with the Securities and Exchange Commission.)

Schedule 3.17
Accounts Payable

LaPolla Industries Inc.
A/P Aging Summary
As of January 24, 2005

(The information in this Schedule 3.17 has been omitted pursuant to a request for Confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A copy of this Schedule intact has been filed separately with the Securities and Exchange Commission.)

Schedule 3.18
Inventory

(The information in this Schedule 3.18 has been omitted pursuant to a request for Confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A copy of this Schedule intact has been filed separately with the Securities and Exchange Commission.)

Schedule 3.19
Warranties

LaPolla Warranty Data Base

(The information in this Schedule 3.19 has been omitted pursuant to a request for Confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A copy of this Schedule intact has been filed separately with the Securities and Exchange Commission.)